Exhibit R

September 20, 2021

Republic of Turkey

Ministry of Treasury and Finance

General Directorate of Debt Office

Saray Mah. Dr. Adnan Büyükdeniz Cad.

No:8 Kat 4, Ümraniye

İstanbul 34768 Turkey

Ladies and Gentlemen:

We have acted as special United States counsel for the Republic of Turkey (the “Republic”) in connection with the issuance and offering for sale (the “Offering”) of U.S.$750,000,000 principal amount of the Republic’s 6.125% notes due October 24, 2028 (the “2028 Notes”) and U.S.$1,500,000,000 principal amount of the Republic’s 6.500% notes due September 20, 2033 (the “2033 Notes”, and, together with the 2028 Notes, the “Notes”) in the form of a takedown from the Republic’s Registration Statement No. 333-236683 under Schedule B (the “Registration Statement”). In connection with the Offering we have reviewed the Registration Statement, the Prospectus dated May 6, 2020 (the “Prospectus”), the Prospectus Supplement dated September 13, 2021 (the “Prospectus Supplement”), the Fiscal Agency Agreement dated as of March 23, 2015, between the Republic and The Bank of New York Mellon, as amended by Amendment No. 1 dated March 15, 2017 (the “Fiscal Agency Agreement”), and the Underwriting Agreement, dated as of September 13, 2021 (the “Underwriting Agreement”), by and among the Republic and Citigroup Global Markets Inc., J.P. Morgan Securities plc and Société Générale.

It is our opinion that, assuming due authorization, execution and delivery by the Republic, the Notes, when duly authenticated in accordance with the terms of the Fiscal Agency Agreement and delivered and paid for in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Republic under the laws of the State of New York.

Insofar as the opinion set forth herein relates to matters of the law of the Republic, we have relied upon the opinion of the Chief Legal Advisor and Director General of Trials, Ministry of Treasury and Finance, Republic of Turkey, dated of even date herewith, and our opinion herein is subject to any and all exceptions and reservations set forth therein.

Republic of Turkey

September 20, 2021

We consent to the filing of this opinion as an exhibit to the Annual Report of the Republic of Turkey on Form 18-K and to the references to our firm appearing under the caption “Validity of the Securities” in the Prospectus forming a part of the Registration Statement, and appearing under the caption “Legal Matters” in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission.

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP